Exhibit 99.1

NanoViricides announces Retirement of its Series C Convertible Preferred Stock Held by Seaside 88, LP - Company reports having more than two years of cash on hand

WEST HAVEN, CONNECTICUT – February 27, 2013 – NanoViricides, Inc. (OTC BB: NNVC) (the “Company”), announced today that it has retired the remainder of the Series C Convertible Preferred Stock previously purchased by Seaside 88, LP (“Seaside”), with a cash payment. This transaction was completed by a mutual agreement between Seaside and the Company.

The Company continues to hold approximately $18M of cash plus prepaid expenses in hand after this transaction. The Company believes that these funds are sufficient for more than two years of operating expenses. The Company also believes that the current cash position is sufficient for advancing its anti-influenza drug candidate into initial human clinical trials.

As previously reported, the Company recently sold $6M of its Series B Convertible Debentures to three family investment offices and a charitable foundation, all of whom have been long term investors in and supporters of the Company. As such the Company has attained a strong financial position. With this additional liquidity, the Company’s Board of Directors determined that retirement of the Convertible Preferred Series C Stock was in the best interests of the Company’s shareholders and initiated a discussion of a possible redemption with Seaside. A part of the funds obtained in the sale of the Series B Convertible Debentures were utilized to retire the Series C shares.

“We have been very happy with the strong financial support that Seaside has provided to the Company,” said Anil R. Diwan, PhD, Chairman of the Company, adding, “Seaside has invested a total of $25M into the Company over the past few years. Their funding has allowed us to focus on drug development without any fund-raising distractions. We have been able to advance our influenza drug pipeline with the use of this financing. Further, we have been able to obtain sufficient capital to fund our upcoming studies through IND filing and initial human clinical trials.”

Seaside had purchased the said Series C Preferred Convertible Stock and the Company had received the final tranche of $2.5M from Seaside on December 21, 2012, which completed the total of a $5M financing. This raise, and the receipt of the initial $2.5M tranche, was previously announced on June 29, 2012. According to this agreement, Seaside converted a number of preferred Series C shares into common stock every two weeks, based on a formula that employed the average dollar volume of the Company’s common stock traded in the previous two weeks, as previously described.

On February 26, 2013, the Company entered into a letter agreement with Seaside whereby the Company agreed to fully retire the remaining, unconverted 1,825.744 shares of its Series C Convertible Preferred Stock sold to Seaside on June 26, 2012. The total price paid by the Company for the retirement of the Series C Preferred Stock was $2,014,921.41. This amount included accrued preferred dividends of $6,002.45 and a 10% redemption premium. The redemption and cancellation of the Series C shares was completed by a mutual agreement between Seaside and the Company and included the termination of the Securities Purchase Agreement with Seaside 88, LP dated June 26, 2012 and the release from all obligations of the Company and Seaside. Midtown Partners & Co., LLC, acted as the intermediary in this agreement. No fees or commissions were accrued or paid to any party.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company’s novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes (HSV), viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company’s current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products.

Contact:

NanoViricides, Inc.

Amanda Schuon, 310-550-7200

info@nanoviricides.com